    As filed with the Securities and Exchange Commission on February 1, 1996

                                                        Registration No. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ____________________

                                  PALFED, INC.
             (Exact name of Registrant as specified in its charter)
                              ____________________

              South Carolina                       57-0821295
        (STATE OF INCORPORATION)      (I.R.S. EMPLOYER IDENTIFICATION NO.)

     107 Chesterfield Street South                    29801
         Aiken, South Carolina                     (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                  PALFED, INC.
                             1995 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

           Howard M. Hickey, Jr.                   WITH COPIES TO:
     Executive Vice President, General          Charles M. Flickinger
           Counsel and Secretary             Sutherland, Asbill & Brennan
               PALFED, Inc.                   999 Peachtree Street, N. E.
        107 Chesterfield Street South         Atlanta, Georgia  30309-3996
         Aiken, South Carolina 29801                 (404) 853-8000
              (803) 642-1400

  (NAME, ADDRESS AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                             Proposed maximum        Proposed maximum
Title of securities       Amount to be        offering price        aggregate offering      Amount of
to be registered           registered          per share(1)               price          registration fee
----------------------------------------------------------------------------------------------------------
Common Stock
$1.00 par value         100,000 shares            $12.25               $1,225,000             $422.41
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) The price is estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, and represents the average of the high and low sale prices of the Common Stock of PALFED, Inc. on the Nasdaq National Market System on January 26, 1996.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by PALFED, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference as of their respective dates:

    (a) Annual Report on Form 10-K for the year ended December 31, 1994;

    (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's Annual Report referred to in (a) above; and

    (c) The description of the Company's Common Stock contained in the Registrant's Registration Statement on Form S-2 (SEC File No. 33-65338) as
Exhibit 4.1, filed on July 1, 1993.

    All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any of such documents hereby incorporated by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF SECURITIES

    Not applicable.  See response to Item 3.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    The consolidated statements of financial condition as of December 31, 1994 and 1993, and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (SEC File No. 33-65338), filed on March 31, 1995 have been incorporated herein in reliance on the report of Coopers & Lybrand, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  SOUTH CAROLINA BUSINESS CORPORATION ACT

     Pursuant to Section 33-8-510 of the South Carolina Business Corporation Act ("SCBCA"), the Company may indemnify an individual made party to a proceeding because he was a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed: (i) in the case of conduct in his official capacity with the Company, that his conduct was in its best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest. In the case of a criminal proceeding, a director may be indemnified if he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval), conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the persons did not act in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the Company. In addition, SCBCA Section 33-8-520 provides that indemnification is granted of right whenever a director was wholly successful, on the merits or otherwise in the defense of any proceeding to which he was a party because he is or was a director of the Company against reasonable expenses incurred by him in connection with the proceeding. If consistent with the Company's Articles of Incorporation, an officer, agent or employee of the Company who is not a director may be indemnified by the corporation on a discretionary basis as if he were a director pursuant to SCBCA Section 33-8-560. The Company may purchase insurance on behalf of any person who was or is a director, officer, employee or agent of the Company against any liability, whether or not the Company would have the power to indemnify such person under the provisions of the SCBCA.

  ARTICLES OF INCORPORATION AND BYLAWS

    The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all of whom are hereinafter referred to in the aggregate as "indemnified persons" and in the singular as an "indemnified person") against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such indemnification is contingent upon the indemnified person's having acted in good faith and, (i) in the case of conduct in his official capacity with the Company, having reasonably believed his conduct to be in the best interests of the Company, (ii) in all other cases, having reasonably believed his conduct to be at least not opposed to the best interests of the Company, and (iii) with respect to any criminal action or proceeding, having no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

    The Company shall also indemnify any indemnified person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such indemnified person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, employee or agent of another corporation, partnership, joint venture or trust or other enterprise, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and, in the case of conduct in his official capacity with the Company, he reasonably believed his conduct to be in the best interests of the Company or, in all other cases, he reasonably believed his conduct to be at least not opposed to the best interests of the Company. No indemnification, however, shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company, except in certain specified circumstances. Any indemnification under the Bylaws (unless ordered by a court) shall be made only as authorized in the specific case upon a determination by a majority of the disinterested directors, the shareholders or, in certain circumstances, independent legal counsel.

    The Bylaws also provide that the Company may purchase and maintain insurance at its expense to protect itself and any indemnified person against any such liability, cost, payment or expense whether or not the Company would have the power to indemnify such person against such liability.

  CONTRACTUAL INDEMNIFICATION

    The Company has entered into contracts with certain of its directors providing for indemnification of such directors against expenses, judgments, fines, amounts paid in settlement of actions against directors and liabilities arising out of their service as directors, subject to certain limited exceptions.

    The agreements provide that each director shall be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred by such director in any action or proceeding, including any action by or in the right of the Company, on account of his service as an officer, director, employee or agent of the Company or as an officer, director, employee or agent of any other company or enterprise when he is serving in any such capacity at the request of the Company, as long as the director acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company. It is possible that indemnification could occur even though a director may be convicted of criminal activity or is adjudged in a civil action to have been grossly negligent. However, no indemnity will be provided by the Company to any director under the agreements on account of conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or involving willful misconduct. In addition, no indemnification shall be provided if a final court decision shall determine that such indemnification is not lawful in respect of any claim against a director for an accounting of profits made from a purchase or sale of securities of the Company in violation of section 16(b) of the 1934 Act or of any similar statutory law, in respect of any claim arising out of the trading of the Company stock while possessing material nonpublic information or on account of any remuneration paid which is adjudicated to have been paid in violation of the law. Pursuant to the provisions of the indemnification agreements, the directors could be indemnified for violations of the 1933 Act.

    The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law. The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such insurance provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expenses upon the unsuccessful defense of such claims.

    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.


ITEM 8.  EXHIBITS

4.0    PALFED, Inc. 1995 Stock Option Plan.

4.1 Restated Articles of Incorporation of PALFED, Inc., filed on July 1, 1993 as Exhibit 4.1 to the Registrant's Registration Statement on Form S-2 (SEC File No. 33-65338), is hereby incorporated herein by reference.

4.2    Bylaws of PALFED, Inc, as amended, incorporated by reference to Exhibit
       3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992.

5 Opinion of Howard M. Hickey, Jr. as to the legality of securities being registered.

24.1   Consent of Howard M. Hickey, Jr. is contained in Exhibit 5.

24.2 Consent of Coopers & Lybrand as to their report on the financial statements of the Registrant.

25     Power of Attorney (included in signature pages).


ITEM 9.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aiken, State of South Carolina, on January 23, 1996.


                                  PALFED, INC.

                                  By: /s/ John C. Troutman
                                     --------------------------------------
                                     John C. Troutman
                                     President and Chief Executive Officer



       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darrell R. Rains and Howard M. Hickey, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Amendment has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURES                     TITLE                                         DATE
       ----------                     -----                                         ----

 /s/ Albert H. Peters, Jr.         Chairman of the Board                        January 23, 1996
------------------------------
Albert H. Peters, Jr.


 /s/ John C. Troutman              President, Chief Executive Officer           January 23, 1996
------------------------------     and Director
John C. Troutman


 /s/ Darrell R. Rains              Executive Vice President,                    January 23, 1996
------------------------------     Treasurer and Chief Financial Officer
Darrell R. Rains


 /s/ Michael B. Smith              Senior Vice President and Controller         January 23, 1996
------------------------------
Michael B. Smith

                       [Signatures continued on next page]


       SIGNATURES                     TITLE                                 DATE
       ----------                     -----                                 ----

 /s/ William F. Cochrane           Director                           January 23, 1996
------------------------------
William F. Cochrane


 /s/ Patrick D. Cunning            Director                           January 23, 1996

------------------------------
Patrick D. Cunning


 /s/ J. Cleveland Holmes           Director                           January 23, 1996
------------------------------
J. Cleveland Holmes


 /s/ Edward Larry Hutto            Director                           January 23, 1996
------------------------------
Edward Larry Hutto


 /s/ Harold D. Kingsmore           Director                           January 23, 1993
------------------------------
Harold D. Kingsmore


 /s/ R. Bruce McBratney            Director                           January 23, 1996
------------------------------
R. Bruce McBratney


 /s/ Ambrose L. Schwallie          Director                           January 23, 1996
------------------------------
Ambrose L. Schwallie


 /s/ Charles E. Simons, III        Director                           January 23, 1996
------------------------------
Charles E. Simons, III


 /s/ Neil W. Trask, Jr.            Director                           January 23, 1996
------------------------------
Neil W. Trask, Jr.

       Pursuant to the requirements of the Securities Act of 1933, the Administrator of the PALFED, Inc. 1995 Stock Option Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aiken, State of South Carolina, on January 23, 1996.



                              PALFED, Inc., as Administrator of the PALFED, Inc. 1995 Stock Option Plan



                              By:  /s/ Darrell R. Rains
                                   ---------------------------------------
                                   Darrell R. Rains
                                   Executive Vice President, Treasurer
                                   and Chief Financial Officer

                                INDEX TO EXHIBITS



Exhibit                                                                        Sequentially
Number         Exhibit                                                        Numbered Page
------         -------                                                        -------------

4.0            PALFED, Inc. 1995 Stock Option Plan.                                 11

4.1            Restated Articles of Incorporation of PALFED, Inc.,
               filed on July 1, 1993 as Exhibit 4.1 to the
               Registrant's Registration Statement on Form S-2 (SEC
               File No. 33-65338), is hereby incorporated herein by
               reference.                                                           --

4.2            Bylaws of PALFED, Inc., incorporated by reference to
               Exhibit 3.2 to the Registrant's Annual Report on Form
               10-K for the year ended December 31, 1992 (SEC File No.
               0-15334).                                                            --

5 Opinion of Howard M. Hickey, Jr. as to the legality of securities being registered.

24.1           Consent of Howard M. Hickey, Jr. is contained in
               Exhibit 5.

24.2 Consent of Coopers & Lybrand as to their report on the financial statements of the Registrant.

25             Power of Attorney (included in signature pages).